EXHIBIT 10.26

PEAKSTONE REALTY TRUST
TIME-BASED RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (this “Agreement”) is made as of March 7, 2025 by and between Peakstone Realty Trust, a Maryland real estate investment trust (the “Company”), and _______________ (the “Participant”).
WHEREAS, the Company maintains the Peakstone Realty Trust Second Amended and Restated Employee and Trustee Long-Term Incentive Plan (as amended from time to time, the “Plan”);
WHEREAS, the Plan authorizes the grant of awards to full-time employees of the Company and its Affiliates;
WHEREAS, Section 10 of the Plan provides for the issuance of Restricted Stock Units (“RSUs”) to eligible persons; and
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Trustees of the Company (the “Board”) has determined that it would be to the advantage and in the best interest of the Company to cause RSUs to be issued to the Participant under the Plan, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1.Issuance of RSUs. As of the date first set forth above (the “Grant Date”), the Participant is hereby granted a total of _____ RSUs (the “Award”), subject to the terms and conditions, rights restrictions and limitations set forth herein and in the Plan.
2.Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
(a)“Employment Agreement” means that certain Amended and Restated Employment Agreement, dated as of March 23, 2023, between the Company and the Participant, as may be amended from time to time.
3.Plan Governs; Shareholder Rights; Transfer Restrictions.
(a)The RSUs are subject to the terms of the Plan and this Agreement.
(b)The Participant shall be entitled to a Distribution Equivalent Right with respect to each RSU in the event that a dividend, distribution or liquidation payment is paid with respect to Shares of the Company on or after January 1, 2025, provided that the record date for such dividend, distribution or liquidation payment occurs on or after January 1, 2025 and prior to the settlement date of the RSU and the Participant has not forfeited the corresponding RSU prior to the payment date thereof. Such Distribution Equivalent Rights (i) shall, in the aggregate, equal the total number of Shares underlying the Participant’s then outstanding Award, multiplied by the amount of such dividend, distribution or liquidation payment, (ii) shall be in the same form as the applicable dividend, distribution or liquidation payment, and (iii) shall be paid to the Participant within thirty (30) days following the date such dividend, distribution or liquidation payment is paid to the Company’s shareholders or, if such dividend, distribution or liquidation payment was paid to the Company’s shareholders prior to the Grant Date, payment shall occur within thirty (30) days following the Grant Date.

(c)Subject to Section 3(b) above, the Award shall not confer upon the Participant any rights as a shareholder of the Company, including but not limited to, the right to receive any cash distributions or dividends and the right to vote on any issues presented to shareholders for a vote, unless and until the Participant is issued Shares in respect of vested RSUs and such Shares are reflected as issued and outstanding on the Company’s stock ledger.
(d)Without the consent of the Committee (which it may give or withhold in its sole discretion), the Participant shall not sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (collectively, “Transfer”) any unvested RSUs or any portion of the Award attributable to such unvested RSUs (or any securities into which such unvested RSUs are converted or exchanged), other than by will, pursuant to the laws of descent and distribution, to a “family member” within the meaning of the Securities Act or pursuant to a qualified domestic relations order (the “Transfer Restrictions”); provided, however, that the Transfer Restrictions shall not apply to any Transfer of unvested RSUs or the Award to the Company. Any permitted transferee of the Award or RSUs shall take such Award or RSUs subject to the terms of the Plan and this Agreement. Any such permitted transferee must, upon the request of the Company, agree to such waivers, limitations, and restrictions as the Company may reasonably require. Any Transfer of the Award or RSUs which is not made in compliance with the Plan and this Agreement shall be null and void and of no effect ab initio.
4.Vesting.
(a)The RSUs shall vest and, subject solely to Section 12(j) of this Agreement and Section 22.2 of the Plan, become nonforfeitable with respect to one-third (1/3) of the RSUs on December 15 of each of 2025, 2026 and 2027 (with any fractional RSUs rounded as determined by the Committee), subject to the Participant’s continued employment and service with the Company or any of its Subsidiaries (or applicable successors thereto) through the applicable vesting date; provided that vesting may accelerate as specifically set forth in the Employment Agreement.
(b)Except as provided in the Employment Agreement, in the event of the Participant’s termination of employment and service with the Company and its Subsidiaries for any reason, all RSUs that have not vested as of the date of such termination of employment or service (after taking into account any accelerated vesting that occurs in connection with such termination) shall automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right to or interest in such RSUs.
(c)If not prohibited by Applicable Law, vesting may be suspended by the Committee in its sole discretion during any Company-approved leaves of absence (if any).
5.Settlement of Award. Subject to the release requirements set forth in the Employment Agreement (to the extent applicable) and Participant’s timely execution of any required documents as described in Section 7, on or within seventy (70) days following the date on which the applicable RSU vests, the Company will issue to the Participant one Share for each vested RSU (on a one-to-one basis) in settlement of such RSU. In all cases, the issuance and delivery of Shares under this Agreement is intended to qualify as a short-term deferral as provided by Treasury Regulation Section 1.409A-1(b)(4) and shall be construed and administered in such a manner.
6.Adjustments for Corporate Transactions and Other Events. Participant acknowledges and agrees that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in the Plan. In the event that the RSUs or the Shares underlying the RSUs are changed into or exchanged for a different number or kind of securities of the Company or of another corporation or other entity by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, such new or additional or different securities which are issued upon conversion of or in exchange or substitution for RSUs or the Shares underlying the RSUs which are then subject to vesting shall be subject to the same vesting conditions as such RSUs or Shares, as applicable, unless the Administrator provides for the accelerated vesting of the RSUs or the Shares underlying the RSUs, as applicable.

7.Company Documents. As a condition to the Award, the Participant acknowledges and agrees that, at the Company’s reasonable and customary request, the Participant must timely execute and deliver to the Company any investment representations and/or other documents that the Company, in its sole discretion, deems necessary or desirable to effectuate the issuance of the Shares.
8.Securities Law Compliance. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all Applicable Laws. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.
9.Taxes. The Company or any Subsidiary (as applicable) shall have the authority and the right to deduct or withhold, or require the Participant to remit to such entity, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the issuance, vesting or payment of the RSUs or Distribution Equivalent Rights (the “Applicable Withholding Obligations”). In satisfaction of the Applicable Withholding Obligations or in satisfaction of any additional tax withholding, the Participant may, if and to the extent authorized and approved by the Committee in its sole discretion, elect to (i) have the Company or such Subsidiary withhold Shares otherwise issuable under the Award or (ii) tender to the Company other Shares owned by the Participant, in either case, having a fair market value equal to the Applicable Withholding Obligations and/or additional tax withholdings, as applicable, in accordance with the terms and conditions of the Plan. Notwithstanding any other provision of the Plan or this Agreement, the number of Shares which may be withheld with respect to the issuance, vesting or payment of the RSUs and the Distribution Equivalent Rights in order to satisfy the Participant’s Applicable Withholding Obligations shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of the Applicable Withholding Obligations based on the maximum individual statutory withholding rates in the applicable jurisdiction. The Participant is advised to consult with his or her own tax advisor with respect to such tax consequences and his or her receipt and settlement of the RSUs.
10.Remedies. The Participant shall be liable to the Company and its Subsidiaries for all costs and damages, including incidental and consequential damages, resulting from a disposition or attempted disposition of the Award or the RSUs which is not permitted by the provisions of this Agreement or the Plan. Without limiting the generality of the foregoing, the Participant agrees that the Company shall be entitled to obtain specific performance of the obligations of the Participant under this Agreement and immediate injunctive relief in the event any action or proceeding is brought in equity to enforce the same. The Participant shall not urge as a defense that there is an adequate remedy at law.
11.Code Section 409A.
(a)General. To the extent applicable, this Agreement shall be interpreted so that this Award is exempt from (or, to the extent that exemption is not possible, to comply with) Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Grant Date the Company determines that the Award must be revised to maintain exemption from or to comply with Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A; provided, however, that this Section 11 shall not create any obligation on the part of the Company or any of its Subsidiaries to adopt any such amendment, policy or procedure or take any such other action, and none of the Company or any of its Subsidiaries shall have any obligation to indemnify any Person for any taxes imposed under or by operation of Section 409A.
(b)Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to the Participant under this Agreement during the six (6)-month period following the Participant’s

“separation from service” to the extent that the Committee determines that the Participant is a “specified employee” (each within the meaning of Section 409A) at the time of such separation from service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Agreement. Such specified employee delay does not apply to payments made on account of payment of employment taxes or income inclusion, as described in Treasury Regulation Section 1.409A-3(j)(4)(vi) and (vii).
(c)Distribution Equivalent Rights. Any Distribution Equivalent Rights granted in connection with the RSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
12.Miscellaneous.
(a)Incorporation of the Plan. This Agreement is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Notwithstanding the foregoing, in the event of any inconsistency between the Plan or this Agreement, on the one hand, and the Employment Agreement, on the other, the terms of the Employment Agreement shall control.
(b)Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Subsidiaries or Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or any of its Subsidiaries or Affiliates and the Participant.
(c)No Right to Future Awards. Participation in the Plan is discretionary and voluntary, and the Plan can be terminated at any time, subject to the terms thereof. This Award does not create a right or entitlement to future awards, whether pursuant to the Plan or otherwise.
(d)Governing Law. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
(e)Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of the Participant. For purposes of this paragraph, “material” means a change that the Committee or Board determines, in good faith, could reasonably be expected to result in a reduction in the dollar value of the RSUs or could reasonably be expected to result in a curtailment of the Participant’s rights to receive the Shares or Distribution Equivalent Rights hereunder. For clarity, changes to features that the Committee or Board determines in good faith are an insignificant or unimportant feature of the Award, involve an administrative process, or are too remote to be reasonably expected to occur, shall not be considered “material.”
(f)Notices. Any notice pursuant to this Agreement shall be given in writing by (i) personal delivery, (ii) reputable overnight delivery service with proof of delivery, or (iii) email transmission, in each case sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of email transmission, as of the date of the transmission provided that such transmission is received by the intended addressee prior to 5:00 p.m. Pacific Time (and any transmission received from and after 5:00 p.m., Pacific Time, shall be deemed received on the next business day (as used herein, the term “business day” shall mean any day other than Saturdays, Sundays and U.S. national holidays):
To the Company:    Peakstone Realty Trust
1520 E. Grand Avenue
El Segundo, CA 90245
Attn: Chief Legal Officer
E-mail: nsitzer@pkst.com

To Participant:    To the mailing or email address most recently on file in the payroll records of the Company.

(g)Successors and Assigns. The Company or any Subsidiary may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and its Subsidiaries. Subject to the restrictions on transfer set forth in Section 3 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, committees, successors and assigns.
(h)Entire Agreement. The Plan, this Agreement and the Employment Agreement (including all exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and its Subsidiaries and Affiliates and the Participant with respect to the subject matter hereof.
(i)Agreement Severable. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.
(j)Compensation Recovery. This Award and the Shares issuable hereunder shall be subject to any compensation recovery policy in effect as of the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.
(k)Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
(l)Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.
(m)Counterparts. The Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
(n)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PEAKSTONE REALTY TRUST, a Maryland real estate investment trust

By:
Name:	Michael J. Escalante
Title:	Chief Executive Officer and President

The Participant hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement.

Participant

Print Name: